Exhibit 10.3

CREDIT AGREEMENT

dated as of

December 15, 2020

between

WINC, INC.
a Delaware corporation,
doing business in California as CLUB W, INC.

and

BWSC, LLC,
a California limited liability company,
as Borrowers,

and

PACIFIC MERCANTILE BANK,
a California state-chartered commercial bank,
as Bank

$7,000,000

TABLE OF CONTENTS

Page

ARTICLE I LOAN FACILITIES		1

1.1	Revolving Loans	1
1.2	Reserved	1
1.3	Reserved	1
1.4	Interest Rates; Payments of Interest	1
1.5	Notice of Borrowing Requirements	2
1.6	Reserved	3
1.7	Increased Costs	3
1.8	Reserved	4
1.9	Reserved	4
1.10	Statements of Obligations	4
1.11	Holidays	4
1.12	Time and Place of Payments	4
1.13	Reserved	4
1.14	Fees	4
1.15	Protective Advances	5
1.16	Taxes	5
1.17	Reserved	7
1.18	Termination of Commitment	7
1.19	Collections From Account Debtors	7

ARTICLE II LETTERS OF CREDIT		7

2.1	Letters of Credit	7
2.2	Procedure for Issuance of Letters of Credit	8
2.3	Fees, Commissions and Other Charges	8
2.4	Reimbursement Obligations	9
2.5	Obligations Absolute	9
2.6	Letter of Credit Payments	9
2.7	Outstanding Letters of Credit Following Event of Default or on the Revolving Loans Maturity Date	9
2.8	Letter of Credit Applications	10

ARTICLE III CONDITIONS to closing		10

3.1	Conditions to Initial Loans or Letter of Credit	10
3.2	Conditions to all Loans and Letters of Credit	10
3.3	Conditions Subsequent to all Loans and Letters of Credit	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES		11

4.1	Legal Status	11
4.2	No Violation; Compliance	11
4.3	Authorization; Enforceability	11
4.4	Approvals; Consents	11
4.5	Liens	12
4.6	Debt	12
4.7	Litigation	12
4.8	No Default	12

i

Table of Contents continued

Page

4.9	Capitalization	12
4.10	Taxes	12
4.11	Correctness of Financial Statements; No Material Adverse Change	13
4.12	Employee Benefits	13
4.13	Full Disclosure	14
4.14	Other Obligations	14
4.15	Investment Company Act	14
4.16	Patents, Trademarks, Copyrights, and Intellectual Property, etc.	14
4.17	Environmental Condition	14
4.18	Solvency	14
4.19	Labor Matters	15
4.20	Brokers	15
4.21	Customer and Trade Relations	15
4.22	Material Contracts	15
4.23	Casualty	15
4.24	Eligible Accounts	15
4.25	Eligible Inventory	15
4.26	Compliance with Sanctions and Anti-Terrorism Laws	16
4.27	OFAC	16
4.28	Patriot Act	16
4.29	No Material Adverse Effect	16

ARTICLE V AFFIRMATIVE COVENANTS		16

5.1	Punctual Payments	16
5.2	Books and Records; Collateral Audits; Appraisals; Account Verification	17
5.3	Collateral and Financial Reporting	17
5.4	Existence; Preservation of Licenses; Compliance with Law	19
5.5	Insurance	19
5.6	Assets	19
5.7	Taxes and Other Liabilities	20
5.8	Notices to Bank	20
5.9	Compliance with ERISA and the IRC	20
5.10	Further Assurances	21
5.11	Cash Management Services	21
5.12	Environment	21
5.13	Additional Collateral	21
5.14	Subsidiaries	22
5.15	Material Contracts	22

Table of Contents continued

Page

ARTICLE VI NEGATIVE COVENANTS		22

6.1	Use of Funds; Margin Regulation	22
6.2	Debt	23
6.3	Liens	23
6.4	Merger, Consolidation, and Transfer or Acquisition of Assets	23
6.5	Reserved	23
6.6	Sales and Leasebacks	23
6.7	Dispositions	23
6.8	Investments	23
6.9	Character of Business	23
6.10	Restricted Payments	23
6.11	Guarantee	23
6.12	Reserved	23
6.13	Transactions with Affiliates	23
6.14	Stock Issuance	24
6.15	Financial Condition	24
6.16	OFAC	24
6.17	Fiscal Year	24
6.18	Reserved	24
6.19	Burdensome Agreements	24
6.20	Reserved	24
6.21	Amendments of Certain Documents	24
6.22	Employee Benefits	24
6.23	Material Contracts	25

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		25

7.1	Events of Default	25
7.2	Remedies	27
7.3	Reserved	27
7.4	Appointment of Receiver or Trustee	27
7.5	Power of Attorney	27
7.6	Remedies Cumulative	28

ARTICLE VIII MISCELLANEOUS		28

8.1	Notices; Effectiveness; Electronic Communication	28
8.2	No Waivers	29
8.3	Expenses; Indemnification; Damage Waiver	29
8.4	Amendments and Waivers	30
8.5	Successors and Assigns; Participations; Disclosure; Register	30
8.6	Reserved	32
8.7	Counterparts; Integration	32
8.8	Severability	32
8.9	Knowledge	32
8.10	Additional Waivers	32
8.11	Destruction Of Borrowers’ Documents	33

Table of Contents continued

Page

8.12 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER		33

8.13	Reference Provision	33
8.14	Revival and Reinstatement of Obligations	35
8.15	Updating Disclosure Schedules	35
8.16	Patriot Act Notification	35
8.17	Debtor-Creditor Relationship	36
8.18	Amendment to Mezzanine Loan Documents	36

ARTICLE IX JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT		36

9.1	Joint and Several Liability	36
9.2	Primary Obligation; Waiver of Marshaling	36
9.3	Financial Condition of Borrowers	36
9.4	Continuing Liability	37
9.5	Additional Waivers	37
9.6	Settlements or Releases	38
9.7	No Election	39
9.8	Indefeasible Payment	39
9.9	Single Loan Account	39
9.10	Apportionment of Proceeds of Loans	39
9.11	Parent as Agent for Borrowers	39

Annexes, Exhibits and Schedules

Annex 1	Definitions and Construction
Annex 2	Closing Conditions
Annex 3	Post-Closing Conditions

Exhibit 5.3(c)	Form of Compliance Certificate

Schedule 1E	Locations of Eligible Inventory
Schedule 4.1	Legal Status
Schedule 4.7	Litigation
Schedule 4.9(a)	Ownership of Parent
Schedule 4.9(b)	Ownership of Subsidiaries
Schedule 4.12	Employee Benefits
Schedule 4.17	Environmental Disclosures
Schedule 4.19	Labor Matters
Schedule 4.20	Brokers
Schedule 4.22	Material Contracts

SUMMARY OF CREDIT TERMS

Section 1.1 – Revolving Credit Commitment	$7,000,000
Section 1.1 – Revolving Loans Maturity Date	March 31, 2022
Section 1.1- Inventory Sublimit	$4,500,000
Section 1.4(a)(i) – Prime Lending Rate for Revolving Loans	Prime Rate plus 1.25% (125 basis points) per annum
Section 1.14(a)(i) – Revolving Credit Commitment Fee	An amount equal to 0.25% of the Revolving Credit Commitment in effect on the date such fee is due
Section 2.1(a) – Letter of Credit Sublimit	$0
Section 6.15(a) – Minimum Liquidity	$1,500,000

1

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 15, 2020, is entered into between WINC, INC., a Delaware corporation, doing business in California as CLUB W, INC. (“Parent”), and BWSC, LLC, a California limited liability company (“BWSC”) (Parent and BWSC are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), and PACIFIC MERCANTILE BANK, a California state-chartered commercial bank (“Bank”). Initially capitalized terms used in this Agreement have the meanings ascribed to such terms in Annex 1. In addition, interpretation of UCC terms, accounting terms, and other matters of construction are set forth in Annex 1.

The parties hereto hereby agree as follows:

ARTICLE I

LOAN FACILITIES

1.1          Revolving Loans. Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans (“Revolving Loans”) jointly and severally to Borrowers, upon notice in accordance with Section 1.5(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 6.1(a), subject to the following conditions and limitations:

(a)           the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing of a Revolving Loan plus the Letter of Credit Usage on such date shall not exceed the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment;

(b)           Borrowers shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrowers, unless and until all of the conditions for a Borrowing set forth in Section 3.2 have been met to the satisfaction of Bank; and

(c)           if, at any time or for any reason, the amount of Revolving Loans outstanding plus the Letter of Credit Usage exceeds the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment (an “Overadvance”), Borrowers shall promptly, but in any event within 1 Business Day pay to Bank, upon Bank’s election and demand, in cash, the amount of such Overadvance to be used by Bank to repay outstanding Revolving Loans.

Borrowers may repay and, subject to the terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium. On the Revolving Loans Maturity Date, Borrowers shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.

1.2           Reserved.

1.3           Reserved.

1.4           Interest Rates; Payments of Interest.

(a)           Interest Rates.

(i)            Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans shall bear interest at the greater of (x) the Prime Lending Rate for Revolving Loans, or (y) 4% per annum.

(ii)           Reserved.

(iii)          Reserved.

(b)           Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, at the option of Bank the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus 500 basis points. In addition, if Borrowers shall fail to comply with Section 5.11, in addition to and not in substitution of Bank’s other rights and remedies with respect to such failure to comply, at the option of Bank the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus an additional 100 basis points. In addition, if Borrowers shall fail to comply with Section 1.12, in addition to and not in substitution of Bank’s other rights and remedies with respect to such failure to comply, at the option of Bank the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus an additional 25 basis points. In addition, interest, Expenses, the Fees, and other amounts due hereunder not paid when due shall, at the option of Bank, bear interest at the Prime Lending Rate for Revolving Loans plus 500 basis points until such overdue payment is paid in full.

(c)           Computation of Interest. All computations of interest shall be calculated on the basis of a year of 360 days for the actual days elapsed. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the Prime Lending Rate shall be made as of 12:01 a.m. (Pacific time) on the effective date of the change in the Prime Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then 1 day’s interest shall be paid on that Loan. Any and all interest not paid when due shall, at the option of Bank, be added to the principal balance of the applicable Loan and shall bear interest thereafter as provided for in Section 1.4(b).

(d)           Maximum Interest Rate. Under no circumstances shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, FIRST, the Obligations, other than interest and Bank Product Obligations, in the inverse order of maturity, and SECOND, Bank Product Obligations, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrowers such excess.

(e)           Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 1.4, shall be due and payable, in arrears, on each and every Interest Payment Date.

1.5           Notice of Borrowing Requirements.

(a)           Each Borrowing shall be made on a Business Day.

(b)           Each Borrowing shall be made upon email or fax notice given by an Authorized Officer of Borrowers. Bank shall be given such notice no later than 11:00 a.m., Pacific time, 1 Business Day prior to the day on which such Borrowing is to be made.

(c)           So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrowers’ Account, or as otherwise directed in writing by an Authorized Officer.

1.6           Reserved.

1.7           Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of Bank or other Recipient, Borrowers will pay to Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of Bank or the Loans made by Bank, or the Letters of Credit, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Administrative Borrower, shall be conclusive absent manifest error. Borrowers shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate Bank pursuant to this Section 1.7 for any increased costs incurred or reductions suffered more than 9 months prior to the date that Bank notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.8           Reserved.

1.9           Reserved.

1.10         Statements of Obligations. The Loans and Borrowers’ obligation to repay the same shall be evidenced by this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrowers, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrowers and Bank unless, within 30 days after receipt thereof by Borrowers, Administrative Borrower delivers to Bank, at the address specified in Section 8.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

1.11        Holidays. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 1.11.

1.12         Time and Place of Payments.

(a)           All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrowers:

Pacific Mercantile Bank

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

(b)           Borrowers hereby authorize Bank to charge Borrowers’ Account, or any other demand deposit account maintained by any Borrower with Bank, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrowers.

(c)           In addition, Borrowers hereby authorize Bank at its option, without prior notice to Borrowers, to advance a Revolving Loan for any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.

1.13         Reserved.

1.14         Fees.

(a)           Borrowers shall pay to Bank (i) a fee (the "Revolving Credit Commitment Fee") in the amount set forth in Section 1.14(a)(i) of the Summary of Credit Terms. The Revolving Credit Commitment Fee shall be fully earned and nonrefundable, and shall be due and payable, on the Closing Date, and each anniversary of the Closing Date.

(b)           Reserved.

(c)           If any payment due hereunder, whether for principal, interest, or otherwise, is not paid on or before the 10th day after the date such payment is due, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such nonpayment, Borrowers shall pay to Bank a late payment fee (the “Late Payment Fee”) equal to the greater of 5% of the amount of such overdue payment, or $10. The Late Payment Fee shall be due and payable on the 11th day after the due date of the overdue payment with respect thereto.

1.15         Protective Advances. Borrowers hereby authorize Bank, from time to time in Bank's sole discretion, (A) after the occurrence and during the continuance of an Event of Default or Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3.2 are not satisfied, to make Revolving Loans to Borrowers in an aggregate amount not to exceed 10% of the Revolving Credit Commitment that Bank, in its discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement and/or any Loan Document, including Expenses (any of the Revolving Loans described in this Section 1.15 shall be referred to as "Protective Advances"). Each Protective Advance shall be deemed to be a Revolving Loan hereunder. The Protective Advances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the Prime Lending Rate for Revolving Loans. The provisions of this Section 1.15 are for the exclusive benefit of Bank and are not intended to benefit Borrowers in any way.

1.16        Taxes.

(a)           Defined Terms. For purposes of this Section 1.16 the term "applicable law" includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Borrower, at the time or times reasonably requested by Administrative Borrower, such properly completed and executed documentation reasonably requested by Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Administrative Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Administrative Borrower as will enable Administrative Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing,

(i)            a Recipient that is a U.S. Person shall deliver to Administrative Borrower on or prior to the Closing Date or later date on which such Recipient becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower), executed originals of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax; and

(ii)           a Recipient that is not a U.S. Person shall, deliver to Administrative Borrower (in such number of copies as shall be requested by Administrative Borrower) on or prior to the Closing Date or later date on which such Recipient becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower), whichever of the following is applicable, to establish that Recipient is exempt from U.S. federal withholding tax: (A) in the case such Recipient is claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the "interest" article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such Tax treaty, and establishing compliance with FATCA; (B) executed originals of IRS Form W-8ECI; (C) in the case such Recipient is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, a "10 percent shareholder" of Borrowers within the meaning of Section 881(c)(3)(B) of the IRC, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the IRC and (y) executed originals of IRS Form W-8BEN-E, and establishing compliance with FATCA; or (D) if such Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any certifications or documents required by Section 1.16(b)(i) or (ii) with respect to the beneficial owner, and establishing compliance with FATCA. Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Borrower in writing of its legal inability to do so.

(c)           Payment of Other Taxes by Borrowers. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by Borrowers. Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by Bank shall be conclusive absent manifest error.

(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 1.16, such Loan Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(f)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.16 (including by the payment of additional amounts pursuant to this Section 1.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Survival. Each party's obligations under this Section 1.16 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

1.17         Reserved.

1.18        Termination of Commitment. The Revolving Credit Commitment shall terminate on the Revolving Loans Maturity Date. Borrowers may terminate the Revolving Credit Commitment at any time, upon 3 Business Days’ written notice to Bank. In the event of any termination of the Revolving Credit Commitment, Borrowers shall, concurrent with such termination, pay to Bank, in immediately available funds, the entire outstanding balance of the Obligations.

1.19        Collections From Account Debtors. The provisions of this Section 1.19 shall take effect upon written notice from Bank to Administrative Borrower at any time and from time to time, that a Cash Dominion Event has occurred.

(a)           Lockbox. As quickly as commercially practicable but in any event no later than 30 days after written notice from Bank to Borrower that a Cash Dominion Event has occurred, Borrowers shall establish the Lockbox and the Control Accounts. Borrowers shall deliver to Bank a detailed cash receipts journal on Friday of each week until the Lockbox is operational. Borrowers shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Bank directly to the Control Account, or instruct them to deliver such payments to Bank by wire transfer, ACH, or other means as Bank may direct for deposit to the Lockbox or Control Account or for direct application to reduce the outstanding Loans. If any Borrower receives a payment of the Proceeds of Collateral directly, such Borrower will promptly deposit the payment or Proceeds into the Control Account. Until so deposited, such Borrower will hold all such payments and Proceeds in trust for Bank without commingling with other funds or property.

(b)           Crediting Payments. Unless otherwise agreed between Borrowers and Bank, each payment shall be deposited into Borrowers' Account on the first Business Day following the Business Day of deposit to the Control Account of immediately available funds or other receipt of immediately available funds by Bank; provided such payment is received in accordance with Bank's usual and customary practices as in effect from time to time; provided further that If an Event of Default has occurred and is continuing, at Bank's option, in its sole and absolute discretion, Bank shall apply all amounts that are deposited into the Control Account in immediately available funds against the Obligations in such order as Bank shall determine in its sole discretion.

ARTICLE II

LETTERS OF CREDIT

2.1          Letters of Credit.

(a)           Provided that no Event of Default or Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue letters of credit (“Letters of Credit”) for the account of Borrowers in such form as may be approved from time to time by Bank, subject to the following limitations:

(i)            The face amount of the Letter of Credit if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage to exceed the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment;

(ii)           The face amount of the Letter of Credit if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;

(iii)          The Letter of Credit may not have an expiry date or draw period which extends beyond the date which is 30 days prior to the Revolving Loans Maturity Date; and

(iv)          The conditions specified in Section 3.2 shall have been satisfied on the date of issuance of such Letter of Credit.

(b)           Each Letter of Credit shall (i) be denominated in Dollars, and (ii) be a standby or documentary letter of credit issued to support obligations of Borrowers or any Subsidiary, contingent or otherwise, to finance the working capital and business needs of Borrowers or such Subsidiary in the ordinary course of business.

(c)           Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Bank, in its Permitted Discretion, and, to the extent not inconsistent therewith, the laws of the State of California.

(d)           Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause Bank to exceed any limits imposed by its organizational or governing documents or by any Applicable Law or determination of an arbitrator or a court or other Governmental Authority to which Bank is subject.

2.2           Procedure for Issuance of Letters of Credit. Borrowers may request that Bank issue a Letter of Credit at any time prior to the date that is 30 days prior to the Revolving Loans Maturity Date by delivering to Bank a Letter of Credit Application at its address for notices specified herein therefor, completed to the satisfaction of Bank, together with such other certificates, documents and other papers and information as Bank may request. Upon receipt of any Letter of Credit Application, Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and Borrowers. Bank shall furnish a copy of such Letter of Credit to Borrowers promptly following the issuance thereof.

2.3           Fees, Commissions and Other Charges.

(a)           With respect to each and every standby Letter of Credit, Borrowers shall pay to Bank, a fee in an amount equal to the face amount of such standby Letter of Credit times 4% per annum, pro-rated for the tenor of such standby Letter of Credit on the basis of a year of 360 days (the "Standby Letter of Credit Fee"). The Standby Letter of Credit Fee shall be due and payable upon issuance of the applicable standby Letter of Credit, and if applicable, upon each renewal thereof.

(b)           With respect to each and every documentary Letter of Credit, Borrowers shall pay to Bank, a fee in an amount equal to the greater of (i) the product of (x) the face amount of such documentary Letter of Credit times (y) 0.125%, or (ii) $125, pro-rated for the tenor of such documentary Letter of Credit on the basis of a year of 360 days (the "Documentary Letter of Credit Fee"). The Documentary Letter of Credit Fee shall be due and payable upon issuance of the applicable documentary Letter of Credit, and if applicable, upon each renewal thereof.

(c)           In addition to the foregoing, Borrowers shall pay or reimburse Bank for such normal and customary costs and expenses as are reasonably incurred or charged by Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

2.4          Reimbursement Obligations.

(a)           Borrowers shall reimburse Bank on the same Business Day on which a draft is presented under any Letter of Credit and paid by Bank, provided that Bank provides notice to Borrowers prior to 11:00 a.m., Pacific time, on such Business Day and otherwise Borrowers shall reimburse Bank on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect Borrowers’ absolute and unconditional obligation to reimburse Bank when required hereunder for any draft paid under any Letter of Credit. Bank shall provide notice to Borrowers on such Business Day as a draft is presented and paid by Bank indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by Bank in connection with such payment. Each such payment shall be made to Bank at its address specified in Section 1.12 in Dollars and in immediately available funds.

(b)           Interest shall be payable on any and all amounts remaining unpaid by Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the Prime Lending Rate for Revolving Loans, subject to Section 1.4(b), if applicable.

(c)           Each drawing under any Letter of Credit shall constitute a request by Borrowers to Bank for a Borrowing of a Revolving Loan. The date of such drawing shall be deemed the date on which such Borrowing is made.

2.5          Obligations Absolute.

(a)           Borrowers’ obligations under this Article II shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrowers may have or have had against Bank or any beneficiary of a Letter of Credit.

(b)           Borrowers agree with Bank that Borrowers’ Reimbursement Obligations under Section 2.4 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of Borrowers against the beneficiary of such Letter of Credit or any such transferee.

(c)           Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by Bank’s gross negligence or willful misconduct.

(d)           Borrowers agree that any action taken or omitted by Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on Borrowers and shall not result in any liability of Bank to Borrowers.

2.6           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of Bank to Borrowers in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.7          Outstanding Letters of Credit Following Event of Default or on the Revolving Loans Maturity Date.

(a)           With respect to all Letters of Credit outstanding upon the occurrence and during the continuance of a Default or Event of Default, Borrowers shall either (i) replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or (ii) Cash Collateralize such Letters of Credit for so long as such Letters of Credit remain outstanding during the continuance of such Default or Event of Default.

(b)           With respect to all Letters of Credit outstanding on the Revolving Loans Maturity Date, Borrowers shall either (i) replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or (ii) Cash Collateralize such Letters of Credit until such time as no Letters of Credit remain outstanding, all draw periods with respect to all Letters of Credit have expired, and all Reimbursement Obligations with respect thereto have been paid in full in cash.

(c)           Each Borrower hereby grants to Bank a security interest in all cash collateral provided pursuant to Sections 2.7(a) and (b) to secure the Obligations. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Bank hereunder have terminated, the balance, if any, in such cash collateral account shall be returned to Borrowers. Borrowers shall execute and deliver to Bank, such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.

2.8          Letter of Credit Applications. In the event of any conflict between the terms of this Article II and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.

ARTICLE III

CONDITIONS to closing

3.1          Conditions to Initial Loans or Letter of Credit. Bank’s obligation to make the initial Loans and/or to issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the conditions set forth in Annex 2 to the satisfaction of Bank and its counsel.

3.2          Conditions to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans (including the initial Loans), and/or to issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

(a)           (i) in the case of a Borrowing of a Revolving Loan, receipt by Bank of notice as required by Section 1.5(b), and (ii) in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Application and the other papers and information required under Section 2.2;

(b)           the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Default shall have occurred or be continuing; and

(c)           the fact that the representations and warranties of Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date.

3.3           Conditions Subsequent to all Loans and Letters of Credit. Bank's obligation hereunder to make any Loans to Borrower, and Bank's obligation to issue any Letters of Credit, is further subject to and contingent upon the fulfillment of each of the conditions set forth in Annex 3 to the satisfaction of Bank and its counsel. In the event that Borrowers shall fail to fulfill any or all of the conditions subsequent set forth in Annex 3 on or before the applicable due date indicated therein to the satisfaction of Bank, in its sole and absolute discretion, each such failure shall constitute a separate and independent Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, each Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:

4.1          Legal Status. Each Corporate Loan Party is the type of organization indicated in Schedule 4.1, and is duly organized and existing under the laws of the state of its organization, as indicated in Schedule 4.1. Each Corporate Loan Party has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify would reasonably be expected to have a Material Adverse Effect, as set forth in Schedule 4.1. Each Corporate Loan Party has delivered to Bank accurate and complete copies of its Governing Documents which are operative and in effect as of the Closing Date.

4.2          No Violation; Compliance. The execution, delivery and performance of the Loan Documents to which each Corporate Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Corporate Loan Party’s powers, are not in conflict with the terms of the Governing Documents of such Corporate Loan Party, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Corporate Loan Party is a party or by which such Corporate Loan Party is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Corporate Loan Party which would be contravened by the execution, delivery, performance or enforcement of the Loan Documents to which any Corporate Loan Party is a party.

4.3          Authorization; Enforceability. Each Corporate Loan Party has taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the Loan Documents to which such Corporate Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, the Loan Documents to which each Loan Party is a party will constitute legal, valid and binding agreements and obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

4.4          Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents except those that have been obtained or which the failure to obtain would not reasonably be expected to have a Material Adverse Effect. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by the Loan Documents, and all applicable waiting periods have expired, to the extent the failure to obtain such approval or consent, or satisfy such waiting period, would reasonably be likely to have a Material Adverse Effect, and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by the Loan Documents.

4.5          Liens. Each Corporate Loan Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, or licenses to, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

4.6           Debt. Each Corporate Loan Party and each of its Subsidiaries has no Debt other than Permitted Debt.

4.7          Litigation. Except as set forth in Schedule 4.7, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrowers, threatened, against or affecting any Loan Party or any of any Loan Party’s Assets, or any Subsidiary or any of such Subsidiary’s Assets (a) that seeks damages in excess of $75,000 over applicable insurance, and as to which no reservation of rights has been taken by the insurer thereunder, or (b) which seek injunctive relief. No Loan Party or any of any Loan Party’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, is subject to any injunction, writ, temporary restraining order or any other order of any court or other Governmental Authority.

4.8           No Default. No Event of Default or Default has occurred and is continuing or would result from the incurring of obligations by any Loan Party or any Subsidiary under this Agreement or the Loan Documents to which it is a party.

4.9           Capitalization.

(a)           Set forth on Schedule 4.9(a) is a complete and accurate list showing the number of shares of each class of Equity Interests of Parent authorized, the number outstanding, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Owner of Parent (except for any such Equity Interests that are publicly-traded). Except as set forth on Schedule 4.9(a), all of the outstanding Equity Interests of Parent have been validly issued, are fully paid and non-assessable, and are owned by the Owner indicated on Schedule 4.9(a), free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.9(a), neither Parent nor any Owner of Parent is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Equity Interests of Parent.

(b)           Set forth on Schedule 4.9(b) is a complete and accurate list showing all Subsidiaries of Parent and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Equity Interests authorized (if applicable), the number outstanding, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by its Owner(s). Except as set forth on Schedule 4.9(b), all of the outstanding Equity Interests of each Subsidiary of Parent owned (directly or indirectly) by Parent have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by Parent or a Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.9(b), neither Parent nor any such Subsidiary of Parent is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Equity Interests of any such Subsidiary, other than the Loan Documents. Neither Parent nor any Subsidiary of Parent owns or holds, directly or indirectly, any Equity Interests of any Person other than such Subsidiaries and Permitted Investments.

4.10         Taxes. All tax returns required to be filed by each Corporate Loan Party and each of its Subsidiaries in any jurisdiction have in fact been filed, except for such tax returns where the failure to file would not reasonably be expected to have a Material Adverse Effect. All material taxes, assessments, fees and other governmental charges upon each Corporate Loan Party and each of its Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid, other than such taxes, assessments, fees and other governmental charges being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture. The provisions for taxes on the books of each Corporate Loan Party and each of its Subsidiaries are adequate for all open years, and for each Corporate Loan Party’s and each of its Subsidiaries current fiscal period.

4.11        Correctness of Financial Statements; No Material Adverse Change. Borrowers’ audited Financial Statement as of the Fiscal Year ended December 31, 2019, and Borrowers’ internally-prepared Financial Statements for the Fiscal Month ended September 30, 2020, and all other information and data furnished by Borrowers to Bank in connection therewith, taken as a whole, are complete and correct in all material respects, and accurately and fairly present the financial condition and results of operations of Borrowers in all material respects as of their respective dates. Any forecasts of future financial performance delivered by Borrowers to Bank have been made in good faith and are based on reasonable assumptions and investigations by Borrowers. All Financial Statements have been prepared in accordance with GAAP, subject to year-end adjustments and absence of footnotes in the case of monthly and quarterly Financial Statements. Since the date of the most recent Financial Statements delivered to Bank, there has been no change in any Loan Party’s financial condition or results of operations, taken as a whole, sufficient to have a Material Adverse Effect. No Loan Party has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such Financial Statements.

4.12        Employee Benefits.

(a)           Except as set forth on Schedule 4.12, no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Employee Benefit Plan.

(b)           Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)           Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)           Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC is the subject of a favorable opinion, advisory or determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the Knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)           No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)            No Notification Event exists or has occurred in the past 6 years.

(g)           No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h)           No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.13             Full Disclosure. Each Loan Party has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All information furnished in writing by or on behalf of any Loan Party and delivered to Bank in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (such information taken as a whole) does not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made (excluding projections made by Borrowers in good faith and used by Borrowers internally which are forwarded to Bank for which Borrowers may represent and warrant that the same were prepared on the basis of information and estimates that Borrowers believed to be reasonable at the time made, and such projections do not constitute a representation or warranty that the results set forth therewith be met; it being acknowledged and agreed by Bank that uncertainty is inherent in any forecasts, projections and other forward-looking information, projections as to future events or conditions are not to be viewed as facts, and the actual results during the period or periods covered by such forecasts may differ materially from the projected results).

4.14             Other Obligations. Neither any Loan Party nor any Subsidiary is in default on any Debt, other than defaults which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.15             Investment Company Act. Neither any Loan Party nor any Subsidiary is an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.16             Patents, Trademarks, Copyrights, and Intellectual Property, etc. Except as set forth in Schedule 4.7, each Loan Party has all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. Other than the Liens granted to Bank pursuant to the Loan Documents, the consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of any Loan Party or any Subsidiary. Except as set forth in Schedule 4.7, each Loan Party and each Subsidiary has not been charged or, to Borrowers’ Knowledge, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.17             Environmental Condition. Except as set forth on Schedule 4.17, (a) to Borrowers’ Knowledge, no Loan Party’s nor any of its Subsidiaries’ Assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ Knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.18             Solvency. Each Borrower and each other Loan Party and each Subsidiary is Solvent. No transfer of property is being made by any Loan Party or any Subsidiary and no obligation is being incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.

4.19             Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against Borrowers pending or, to the Knowledge of Borrowers, threatened. The hours worked by and payments made to employees of Borrowers comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect. Borrowers have not incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state law which remains unpaid or unsatisfied. All payments due from Borrowers, or for which any claim may be made against Borrowers, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of Borrowers except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.19, Borrowers are not a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to Borrowers’ Knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of Borrowers has made a pending demand for recognition that would reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against Borrowers pending or, to the Knowledge of Borrowers, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of Borrowers, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

4.20             Brokers. Except as set forth on Schedule 4.20, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and neither Borrowers nor any Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

4.21             Customer and Trade Relations. There exists no actual or, to the Knowledge of Borrowers, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of Borrowers with any supplier material to its operations which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

4.22             Material Contracts. Set forth on Schedule 4.22 is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to Borrower’s Knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.23), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary.

4.23             Casualty. Neither the businesses nor the Assets of any Borrower or any of its Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.24             Eligible Accounts. Each Account included in the Borrowing Base is an “Eligible Account” as defined herein, and conforms to the definition thereof.

4.25             Eligible Inventory. All Inventory included in the Borrowing Base constitutes “Eligible Inventory” as defined herein, and conforms to the definition thereof.

4.26             Compliance with Sanctions and Anti-Terrorism Laws. As of the Closing Date and in the three years prior thereto, none of the Loan Parties nor any Subsidiary, either directly or through a third party acting on its behalf, nor, to the Knowledge of the Loan Parties, any of their respective directors, officers or employees (i) has or has had any of its assets in a country (a “Sanctioned Country”) that is subject to a sanctions program (a “Sanctions Program”) maintained by the U.S. Treasury Department/Office of Foreign Asset Control, the U.S. Treasury Department/Financial Crimes Enforcement Network, the U.S. State Department/Directorate of Defense Trade Controls, the U.S. Commerce Department/Bureau of Industry and Security or the U.S. Justice Department, (ii) does or has done business with or derives or has derived any of its operating income from investments in or transactions with any individual, entity, group or regime subject to, or specially designated under, any Sanctions Program (each, a “Sanctioned Person”), (iii) uses or has used any of its assets to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country or (iv) is or was in violation of the Patriot Act, the Bank Secrecy Act of 1970, as amended, the Trading with the Enemy Act, the Racketeer Influenced and Corrupt Organizations Act, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or the Iran Threat Reduction and Syria Human Rights Act of 2012, any other applicable Anti-Terrorism Law, any foreign asset control regulations of the United States Treasury Department or any enabling legislation or executive orders related to any of the foregoing (including, without limitation, Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and Executive Order 13382 of June 28, 2005 Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters (70 Fed. Reg. (2005))) and the transactions contemplated hereby and use of the proceeds of the Loans will not violate any such law. The Loan Parties and their Subsidiaries have instituted and maintain appropriate policies, procedures and internal controls designed to ensure continued compliance with such laws.

4.27             OFAC. No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or Executive Order 13382 of June 28, 2005 Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters (70 Fed. Reg. (2005)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the Knowledge of the Loan Parties, associated with any such Person in any manner violative of such Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

4.28             Patriot Act. Each Loan Party is in compliance with the Patriot Act. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.29             No Material Adverse Effect. Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations, all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding, such Borrower shall:

5.1                Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

5.2                Books and Records; Collateral Audits; Appraisals; Account Verification.

(a)           Maintain, and cause each of its Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any time and from time to time, to inspect, audit and examine such books and records, and to make copies of the same.

(b)           Permit Bank (through any of its officers, employees, or agents), from time to time hereafter (but in any event no less frequently than twice per calendar year), to audit the Accounts and the Inventory in order to verify each Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Accounts and the Inventory. In connection therewith, Borrowers shall pay to Bank its standard and customary audit fee (“Audit Fee”) for each audit plus all Expenses in connection therewith, payable upon demand; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be responsible for reimbursing Bank for more than 2 such audits per calendar year.

(c)           Permit Bank (through any of its officers, employees, or agents), from time to time hereafter (but in any event no less frequently than twice per calendar year), to obtain at Borrowers’ expense, an appraisal of the Inventory by an appraiser acceptable to Bank in its sole discretion. In connection therewith, Borrowers shall pay to Bank its standard and customary appraisal fee ("Appraisal Fee") for each appraisal, plus all Expenses in connection therewith, payable upon demand; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be responsible for reimbursing Bank for more than 2 such appraisals per calendar year.

(d)           Whether or not a Default or Event of Default exists, permit Bank at any time and from time to time, in the name of Bank or Borrowers, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Bank in an effort to facilitate and promptly conclude any such verification process.

5.3                Collateral and Financial Reporting. Deliver to Bank the following, all in form and detail satisfactory to Bank:

(a)           (i) as soon as available but not later than 15 days after the end of each Fiscal Month, (x) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Bank, (y) a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft, (z) an Inventory listing, and (aa) a Borrowing Base Certificate, (ii) upon Bank’s request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices, reports and deposit slips, and (iii) on a quarterly basis, a detailed list of Borrowers’ customers;

(b)           as soon as available but not later than 30 days after the end of each Fiscal Month, (i) a Consolidating and Consolidated internally prepared Financial Statement for Parent and its Subsidiaries which shall include Parent’s and its Subsidiaries' Consolidating and Consolidated balance sheet as of the close of such period, and Parent’s and its Subsidiaries' Consolidating and Consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the Chief Financial Officer of each Corporate Loan Party, to the best of his or her Knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Parent’s and its Subsidiaries' financial condition and results of operations for such period, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, (ii) a management prepared narrative discussion, in reasonable detail, signed by the Chief Financial Officer of Parent, describing the operations and financial condition of Parent and its Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, (iii) a detailed listing of all contingent liabilities incurred by any of the Corporate Loan Parties, and (iv) an updated listing of all rights each Corporate Loan Party has obtained to any new patentable inventions, trademarks, servicemarks, copyrightable works or other new Intellectual Property;

(c)           concurrent with the Financial Statements required under Sections 5.3(b) and (e), a Compliance Certificate from the Chief Financial Officer of Parent, stating, among other things, that he or she has reviewed the provisions of the Loan Documents and that, to the best of his or her Knowledge after due and diligent inquiry there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Section 6.15;

(d)           as soon as available but not later than 60 days after the end of each Fiscal Year, or sooner as Bank may reasonably request, an annual operating budget (including monthly balance sheet, statement of income and retained earnings, and statement of cash flows) for the following Fiscal Year;

(e)           as soon as available but not later than 150 days after the end of each Fiscal Year, a complete copy of Parent’s and its Subsidiaries' Consolidated and Consolidating audited Financial Statement, which shall include at least Parent’s and its Subsidiaries' balance sheet as of the close of such Fiscal Year, and Parent’s and its Subsidiaries' statement of income and retained earnings and statement of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, accompanied by (i) a report and opinion of a certified public accountant selected by Parent and satisfactory to Bank, which report and opinion shall not be subject to any "going concern" or like qualification or exception or any qualifications or exceptions as to the scope of such audit, and (ii) a certificate of such certified public accountant certifying such Financial Statements and stating that in making the examination necessary for their certification of such Financial Statements, such certified public accountant has not obtained any knowledge of the existence of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(f)            to the extent applicable, as soon as available copies of all (i) annual or quarterly reports provided to the Mezzanine Lender not otherwise referenced herein, and (ii) press releases;

(g)           promptly upon receipt by Borrowers, copies of any and all reports and management letters submitted to Borrowers or any Subsidiary by any certified public accountant in connection with any examination of Borrowers’ or any Subsidiary’s financial records made by such accountant;

(h)           (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Pension Plan or any trust created thereunder, (ii) promptly upon becoming aware of the occurrence of any Notification Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of Parent, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (iii) promptly upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Pension Plan, (iv) no later than March 15 of each year during the term of the Agreement, proof that each Loan Party submitted a request for a Withdrawal Liability estimate to each Multiemployer Plan no later than February 15 of each year during the term of the Agreement, and (v) promptly upon its receipt thereof, a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan; and

(i)            from time to time, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request including, without limitation, all information that any Governmental Authority with regulatory oversight over Bank may request or require.

5.4                Existence; Preservation of Licenses; Compliance with Law. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate, limited liability company, or other entity existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation, limited liability company, or other entity existence in every jurisdiction except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; and preserve, and cause each of its Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of its Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws of any Governmental Authority having authority or jurisdiction over it; and comply, and cause each of its Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

5.5                Insurance.

(a)           Maintain with financially sound and reputable insurance companies, at Borrowers’ expense, and cause each Subsidiary to maintain at its expense, insurance respecting its Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain, and cause each Subsidiary to maintain, business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and directors and officers liability insurance. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Bank. Borrowers shall deliver copies of all such policies to Bank with a satisfactory lender's loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage), and shall contain a waiver of warranties. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' (or 10 days in the case of non-payment) prior written notice to Bank in the event of cancellation of the policy, and the insurer's agreement that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrowers or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(b)           Copies of policies or certificates thereof reasonably satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrowers shall give Bank prompt notice of any loss covered by such insurance. Upon the occurrence and during the continuance of an Event of Default, Bank shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Bank to be applied at the option of Bank either to the prepayment of the Obligations or shall be disbursed to Borrowers under staged payment terms reasonably satisfactory to Bank for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Borrowers shall, concurrently with the annual Financial Statements required to be delivered by Borrowers pursuant to Section 5.3(e), deliver to Bank, as Bank may reasonably request, copies of certificates describing all insurance of Borrowers and its Subsidiaries then in effect.

5.6                Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition (normal wear and tear, and casualty excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

5.7                Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, (a) any and all assessments and taxes, both real or personal and including federal and state income taxes, other than such taxes and assessments being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture, and (b) any and all of its other obligations and liabilities, other than obligations or liabilities being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture.

5.8                Notices to Bank. Promptly, upon Borrowers acquiring Knowledge thereof, give written notice to Bank of:

(a)           all litigation affecting any Loan Party or any Subsidiary that (i) seeks damages in excess of $75,000 or where the amount of damages is undetermined or unspecified, or (ii) seeks injunctive relief;

(b)           any dispute which may exist between any Loan Party or any Subsidiary, on the one hand, and any Governmental Authority, on the other hand which would reasonably be expected to result in liabilities in excess of $75,000 or otherwise result in a Material Adverse Effect;

(c)           any labor controversy resulting in or threatening to result in a strike against any Loan Party or any Subsidiary;

(d)           any proposal by any Governmental Authority to acquire the Assets or business of any Loan Party or any Subsidiary, or to compete with Borrowers or any Subsidiary;

(e)           (i) any Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) the commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) any written notice of a material violation, citation, or other administrative order from a Governmental Authority.

(f)            all notices alleging default received or sent by a Loan Party or any Subsidiary thereof to or from the holders of any Mezzanine Obligations;

(g)           any amendment, supplement, waiver or other modification with respect to any material Mezzanine Loan Document;

(h)           any Event of Default or Default; and

(i)            any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.9                Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.4, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Bank, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (f) furnish to Bank upon Bank’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.10             Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrowers’ expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

5.11             Cash Management Services. As soon as practicable but in any event no later than 90 days following the Closing Date, and at all times thereafter, maintain its primary Cash Management Services with Bank. Borrowers shall (a) close all deposit accounts maintained with any other financial institution(s) as soon as possible but in no event later than 90 days following the Closing Date, and (b) provide Bank, as soon as possible but in no event later than 90 days following the Closing Date, with bank account statements reflecting a “closed” status evidencing that all of Borrower’s previous business deposits accounts and Cash Management Services with any other financial institution(s) have been closed. Notwithstanding the foregoing, Borrowers and its Subsidiaries shall be permitted to maintain cash in deposit accounts at depository institutions other than with Bank, provided that (i) such deposit accounts are listed on Schedule 1 to the Security Agreement, (ii) the aggregate cash on deposit in all of such deposit accounts does not exceed $10,000, in the aggregate, at any time, and (iii) if requested by Bank at any time, Borrowers shall promptly deliver to Bank a deposit account control agreement covering such deposit accounts, duly executed by the applicable Borrower and the depository institution where such deposit accounts are maintained and otherwise in form and content satisfactory to Bank in its Permitted Discretion.

5.12             Environment.

(a)           Keep, and cause each of its Subsidiaries to keep, any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b)           Comply, and cause each of its Subsidiaries to comply, in all material respects, with Environmental Laws and provide to Bank documentation of such compliance which Bank reasonably requests; and

(c)           Promptly notify Bank of any release of which any Borrower has Knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law.

5.13             Additional Collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by any Loan Party that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver, or cause such Loan Party to execute and deliver, to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem in its Permitted Discretion necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all Applicable Laws, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Bank, and (iii) if reasonably requested by Bank, deliver to Bank evidence of insurance as required by Section 5.5.

5.14             Subsidiaries.

(a)           Cause each and every now existing and hereafter acquired or formed Domestic Subsidiary to become either a Borrower or a Guarantor, and execute and deliver to Bank each of the following, concurrent with any such acquisition or formation:

(i)            an Addendum if such Domestic Subsidiary will be a Borrower, or a Facility Guaranty in all other cases;

(ii)           a joinder to the Security Agreement in the form of Annex 2 thereto;

(iii)          a supplement to the Intercompany Subordination Agreement in the form of Annex 1 thereto; and

(iv)          such other agreements, instruments and documents as Bank shall reasonably request in connection therewith.

(b)           Cause each and every now existing and hereafter acquired or formed Foreign Subsidiaries to execute and deliver to Bank each of the following, concurrent with any such acquisition or formation:

(i)            a supplement to the Intercompany Subordination Agreement in the form of Annex 1 thereto; and

(ii)           such other agreements, instruments and documents as Bank shall reasonably request in connection therewith.

5.15             Material Contracts. Maintain, and cause each of its Subsidiaries to maintain, all Material Contracts in full force and effect and not default in the payment or performance of any obligations thereunder.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower further covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations, all of Bank’s, obligations hereunder have been terminated and no Letters of Credit are outstanding, such Borrower shall not:

6.1                Use of Funds; Margin Regulation.

(a)           Use any proceeds of the Revolving Loans for any purpose other than for working capital;

(b)           Reserved;

(c)           Reserved; or

(d)           Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

6.2                Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

6.3                Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the Lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or authorize, or permit any Subsidiary to authorize, the filing under the UCC as adopted in any jurisdiction, a financing statement which names such Borrower or such Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

6.4                Merger, Consolidation, and Transfer or Acquisition of Assets. Wind up, liquidate or dissolve, reorganize, reincorporate, divide, merge or consolidate with or into any other Person, or directly or indirectly acquire all or substantially all of the Assets or the business of any other Person or any business or division of any other Person, or permit any Subsidiary to do so.

6.5                Reserved.

6.6                Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

6.7                Dispositions. Conduct, or permit any Subsidiary to conduct, any Dispositions, other than Permitted Dispositions.

6.8                Investments. Make, or permit any Subsidiary to make, directly or indirectly, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, other than Permitted Investments.

6.9                Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

6.10             Restricted Payments. Declare or pay, or permit any Subsidiary to declare or pay, any Distributions, or pay any other Restricted Payments, other than Permitted Restricted Payments.

6.11             Guarantee. Except for Permitted Debt or any Guarantee of Permitted Debt, assume, Guarantee, endorse (other than checks and drafts received by such Borrower in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, Guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

6.12             Reserved .

6.13             Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

6.14             Stock Issuance. Permit any Pledged Company to issue any additional Equity Interests.

6.15             Financial Condition. Permit or suffer:

(a)           Liquidity, measured as of the end of each Fiscal Month, at any time to be less than the amount set forth in Section 6.15(a) of the Summary of Credit Terms.

6.16             OFAC. Permit or cause any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the Knowledge of such Borrower, associated with any such person in any manner violative of such Section 2 of such executive order, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

6.17             Fiscal Year. Change its Fiscal Year.

6.18             Reserved.

6.19             Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than any Loan Document or Mezzanine Loan Document) that: (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other Distributions to any Corporate Loan Party or to otherwise transfer property to or invest in a Corporate Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Bank; (b) would be violated or breached by the Loan Parties’ performance and payment of the Obligations; or (c) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.20             Reserved.

6.21             Amendments of Certain Documents. Amend or otherwise modify, or waive any rights under (a) any provisions of any Subordinate Debt (other than as expressly permitted by the applicable Subordination Agreement), (b) any provisions of any Mezzanine Loan Document in a manner prohibited by the Intercreditor Agreement, or (c) any Governing Document other than amendments, modifications and waivers that are not materially adverse to the interests of Bank.

6.22             Employee Benefits.

(a)           Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)           Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)           Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Pension Plan which exceeds $10,000 with respect to all Pension Plans in the aggregate.

(d)           Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.

(e)           Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.12.

(f)            Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Pension Plan under the IRC.

6.23             Material Contracts. Directly or indirectly, amend, modify, or change any of the terms or provisions of any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Bank.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1                Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:

(a)           Borrowers fail to pay when due any payment of principal or interest due on the Loans, the Fees, any Expenses, or any other amount payable hereunder or under any Loan Document;

(b)           Borrowers fail to observe or perform any of the covenants and agreements set forth in Section 1.19, 3.3, 5.2 or 5.3, or any Section within Article VI;

(c)           Any Loan Party fails to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 7.1(a) and 7.1(b)), and such failure continues for 30 days after the earlier to occur of (i) Borrowers obtaining Knowledge of such failure or (ii) Bank's dispatch of notice to Administrative Borrower of such failure;

(d)           Any representation, warranty or certification made by any Loan Party or any officer or employee of any Loan Party in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;

(e)           Any Loan Party fails to pay when due any payment in respect of its Debt (other than under this Agreement) in excess of $75,000 after giving effect to any applicable grace period;

(f)            Any event or condition occurs that: (i) results in the acceleration of the maturity of any of any Loan Party's Debt (other than under this Agreement) in excess of $75,000; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

(g)           Any Loan Party commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

(h)           An involuntary Insolvency Proceeding is commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, such Loan Party; or (iv) an order for relief shall have been issued or entered therein;

(i)            Any one or more Loan Parties suffers (i) one or more judgments in the aggregate amount in excess of $75,000 which are not otherwise covered by insurance, or (ii) one or more writs, warrant of attachment, or similar process which are not released, vacated or fully bonded within 15 days of its issue or levy;

(j)            A judgment creditor obtains possession of any of the Assets valued in the aggregate in excess of $75,000 of any one or more Loan Parties by any means, including levy, distraint, replevin, or self-help;

(k)           (i) Any order, judgment or decree is entered decreeing the dissolution of any Loan Party, or (ii) any individual Guarantor dies or becomes incompetent, and the Facility Guaranty of such Guarantor is not reaffirmed by his or her estate or legal guardian within 30 days of such death or incompetency pursuant to documentation in form and substance satisfactory to Bank;

(l)            Any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or any Loan Party voluntarily ceases to conduct its business as a going concern;

(m)          A notice of lien, levy or assessment is filed of record with respect to any or all of any Loan Party's Assets valued in the aggregate in excess of $75,000 by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of any Loan Party's Assets and the same is not paid on the payment date thereof;

(n)           Any Loan Party makes any payment on account of (i) any Subordinate Debt except as otherwise permitted under the terms of the applicable Subordination Agreement, or (ii) the Mezzanine Obligations, except as otherwise permitted under the terms of the Intercreditor Agreement;

(o)           The occurrence of any of the following events: (i) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $10,000, (ii) an accumulated funding deficiency or funding shortfall in excess of $10,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (iii) a Notification Event, which could reasonably be expected to result in liability in excess of $10,000, either individually or in the aggregate, or (iv) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $10,000 in the aggregate, or fails to make any Withdrawal Liability payment when due;

(p)           Any Change of Control occurs;

(q)           Any of the Loan Documents fails to be in full force and effect for any reason, or Bank fails to have a perfected, first priority Lien (subject only to Permitted Liens) in and upon all of the Collateral, or a breach, default or an event of default occurs under any Loan Document not otherwise described in this Section 7.1 which, if capable of cure, continues for 30 days after the earlier to occur of (x) Borrowers obtaining Knowledge of such breach, default or an event of default, or (y) Bank's delivery of notice to Borrowers of such breach, default or an event of default;

(r)            Any Guarantor revokes or disputes the validity of, or liability under, his, her or its Facility Guaranty;

(s)           Any "Event of Default" shall occur under and as defined in the Mezzanine Loan Agreement;

(t)            A breach, default or an event of default occurs under any Bank Product Agreement that is not cured within an applicable cure period; or

(u)           (i) There occurs a nonpayment by any Loan Party of any Swap Obligation when due, after taking into account any applicable grace periods or (ii) there occurs an early termination date resulting from (A) any event of default under such Swap Obligation as to which any Loan Party is the defaulting party or (B) any termination event as to which any Loan Party is an affected party, and, in either event, the Swap Termination Value owed by the Loan Party is not paid within 10 days after when due after, in each case, taking into account any applicable grace periods; or

(v)           Any other Material Adverse Effect occurs.

7.2                Remedies. Upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the Commitments shall immediately terminate, Bank’s obligation hereunder to make Loans to Borrowers and/or Bank’s obligation to issue Letters of Credit shall immediately terminate, and the Obligations (other than Swap Obligations) shall become immediately due and payable without any election or action on the part of Bank, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and Borrowers shall Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken: (i) Bank may without notice of its election and without demand, immediately terminate the Commitments, whereupon Bank’s obligation to make Loans to Borrowers and/or to issue Letters of Credit shall immediately terminate; (ii) Bank may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations (other than Swap Obligations) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (iii) Borrowers shall Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Any demand in respect of any Swap Obligation shall be made in accordance with the terms of the Swap Documents relating thereto.

7.3                Reserved.

7.4                Appointment of Receiver or Trustee. Each Borrower hereby irrevocably agrees that Bank has the right under this Agreement, upon the occurrence and during the continuance of an Event of Default, to seek the appointment of a receiver, trustee or similar official over such Borrower to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Each Borrower hereby irrevocably agrees not to object to such appointment on any grounds.

7.5                Power of Attorney. Each Borrower hereby appoints Bank (and all Persons designated by Bank) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this section. Bank, or Bank's designee, may, without notice and in either its or such Borrower’s name, but at the cost and expense of Borrowers:

(a)           Endorse such Borrower's name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Bank's possession or control; and

(b)           During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Bank deems advisable; (iv) collect, liquidate and receive balances in deposit accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to such Borrower, and notify postal authorities to deliver any such mail to an address designated by Bank; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use such Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which such Borrower is a beneficiary; and (xii) take all other actions as Bank reasonably deems appropriate to fulfill such Borrower's obligations under this Agreement and the Loan Documents.

7.6                Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

8.1                Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to Borrowers, to:

c/o Winc, Inc.

5340 Alla Road, Suite 105

Los Angeles, CA, 90066

Attn: Carol Brault, VP Finance

Telephone: 614 406-0525

Email: Carol.brault@winc.com

(ii)           if to Bank, to:

Pacific Mercantile Bank

949 South Coast Drive, 1st Floor

Costa Mesa, CA 92626

Attn: George Burnett

Telephone: 714.438.2506

Email: george.burnett@pmbank.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Bank. Bank or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

8.2                No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3                Expenses; Indemnification; Damage Waiver.

(a)           Costs and Expenses. Borrowers shall pay all Expenses.

(b)           Indemnification by Borrowers. Borrowers shall indemnify Bank, and each Related Party of Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reserved.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 8.3 shall be payable not later than 1 Business Day after demand therefor.

(f)            Survival. Each party’s obligations under this Section 8.3 shall survive the termination of the Loan Documents and payment of the Obligations and are in addition to, and not in substitution of, any other of its obligations set forth in the Loan Documents.

8.4                Amendments and Waivers. Neither this Agreement nor any Loan Document (other than Bank Product Agreements), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.4. Bank may from time to time, (a) enter into with Borrowers or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event of Default or Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and the specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrowers, Bank and all future holders of the Loans.

8.5                Successors and Assigns; Participations; Disclosure; Register.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by Borrowers shall be void.

(b)           Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrowers’ consent.

(c)           Bank may, at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents; provided that, except in the case of an assignment to an Affiliate of Bank, Administrative Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided further that no consent of Administrative Borrower shall be required if an Event of Default has occurred and is continuing. In the event of any such assignment by Bank pursuant to this Section 8.5(c), Bank’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank’s assignee to the extent provided for in the document evidencing such assignment. The provisions of this Section 8.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or any Note to any Federal Reserve Bank in accordance with Applicable Law.

(d)           Bank may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank’s obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrowers shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 1.16 with respect to its participating interest subject to the requirements and limitations therein, including the requirements under Section 1.16 (it being understood that the documentation required under Section 1.16 shall be delivered to Bank) to the same extent as if it were a Recipient and had acquired its interest by assignment pursuant to paragraph (c) of this Section 8.5; provided that such Participant shall not be entitled to receive any greater payment under Sections 1.7 or 1.16, with respect to any participation, than Bank would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. If Bank sells a participation then it shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Borrowers authorize Bank to disclose to any assignee under Section 8.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in Bank’s possession concerning Borrowers that has been delivered to Bank by Borrowers pursuant to this Agreement or that has been delivered to Bank by Borrowers in connection with Bank’s credit evaluation prior to entering into this Agreement.

(f)            Bank, acting solely for this purpose as an agent of Borrowers, shall maintain at its office in Irvine, California, a register for the recordation of the names and addresses of Bank, and the commitments of, and principal amounts of the loans owing to Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers and Bank shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and lenders at any reasonable time and from time to time upon reasonable prior notice. The obligations of Borrowers under this Agreement and the Loan Documents are registered obligations and the right, title and interest of Bank and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 8.5(f) shall be construed so that such obligations are at all times maintained in "registered form" within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any other relevant or successor provisions of the IRC or such regulations).

(g)           Borrowers agree that Bank may use Borrowers’ and their Subsidiaries’ name(s) in advertising and promotional materials, and in conjunction therewith, Bank may disclose the amount of the Loans and the purpose thereof; provided that Administrative Borrower has given its prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.

8.6                Reserved.

8.7                Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including by e-mail delivery of a “.pdf” format data file) shall be as effective as delivery of an original counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

8.8                Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

8.9                Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Each Borrower will be deemed to have knowledge of a particular fact or other matter if the president, chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other Authorized Officer of such Borrower has, or at any time had, knowledge of such fact or other matter.

8.10             Additional Waivers.

(a)           Borrowers agree that checks and other instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and Borrowers waive the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations and Borrowers agree that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

(b)           Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

(c)           So long as Bank complies with its obligations, if any, under the UCC, (i) Bank shall not in any way or manner be liable or responsible for (x) the safekeeping of the Collateral; (y) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (z) any diminution in the value thereof; or (aa) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever, and (ii) all risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

(d)           Borrowers waive the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

8.11             Destruction Of Borrowers’ Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank 6 months after they are delivered to or received by Bank, unless Borrowers request, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrowers’ expense, for their return.

8.12             CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.12.

(c)           BORROWERS AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           IF PERMITTED BY APPLICABLE LAW, EACH PARTY ALSO WAIVES THE RIGHT TO LITIGATE IN COURT OR AN ARBITRATION PROCEEDING ANY DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL. EACH PARTY (I) CERTIFIES THAT NO ONE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE JURY AND CLASS ACTION WAIVERS IN THE EVENT OF SUIT, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS, AND CERTIFICATIONS IN THIS SECTION.

8.13             Reference Provision. In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(a)           With the exception of the items specified in clause (b) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(b)           The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(c)           The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within 10 days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d)           The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within 120 days after the date of the conference and (iii) report a statement of decision within 20 days after the matter has been submitted for decision.

(e)           The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon 7 days written notice, and all other discovery shall be responded to within 15 days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)            Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g)           The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)           If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i)            THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

8.14             Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to Bank or any Bank Product Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of Debtor Relief Laws relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Bank or such Bank Product Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank or such Bank Product Provider is required or elects to repay or restore, and as to all reasonable costs, Expenses, and reasonable attorneys' fees of Bank and such Bank Product Provider related thereto, the liability of each Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

8.15             Updating Disclosure Schedules. To the extent necessary to cause the representations and warranties set forth in Article IV to remain true, complete and accurate as of the Closing Date, the date of each and every Borrowing and the date of each issuance of a Letter of Credit, Borrowers shall update in writing any Schedules provided for in Article IV to the extent they have Knowledge of any circumstance which may have the effect of making any representation or warranty contained in Article IV untrue or incomplete in any material respect. The requirement of Borrowers to update the Schedules provided for herein shall not have the effect of a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.

8.16             Patriot Act Notification. Bank is subject to the Patriot Act and hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow Bank to identify Borrowers in accordance with the Patriot Act.

8.17             Debtor-Creditor Relationship. The relationship between Bank, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Bank has no (nor shall be deemed to have any) fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Bank, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

8.18             Amendment to Mezzanine Loan Documents. If any amendment or modification to the Mezzanine Loan Documents amends or modifies any covenant (including any financial covenant) or event of default contained in the Mezzanine Loan Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the Mezzanine Credit Agreement or other Mezzanine Loan Document adds an additional covenant or event of default therein, Borrowers acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such Loan Documents, without the need for any further action or consent by any Borrower or any other party. In furtherance of the foregoing, Borrowers shall permit Bank to document each such similar amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document without any need for any further action or consent by Borrowers.

ARTICLE IX

JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT

9.1                Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrower. Bank may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

9.2                Primary Obligation; Waiver of Marshaling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Bank of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Bank may at any time possess. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

9.3                Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

9.4                Continuing Liability. The liability of each Borrower under this Agreement and the Loan Documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

9.5                Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)           (1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Bank to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.

(b)           its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Bank to institute suit against, or to exhaust any rights and remedies which Bank has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(c)           (1) any rights to assert against Bank any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Bank; (2)  any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Bank’s rights or remedies against the other Borrowers; the alteration by Bank of the Obligations; any discharge of the other Borrowers’ obligations to Bank by operation of law as a result of Bank’s intervention or omission; or the acceptance by Bank of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(d)           Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Bank including any defense based upon an election of remedies by Bank under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Bank under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers. Pursuant to California Civil Code Section 2856(b):

(i)            Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(ii)           Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Bank may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Bank forecloses on any real property collateral pledged by the other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Bank may collect from such Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(e)           Each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

(f)            WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504, 9505, AND 9507, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

9.6                Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Bank may, by action or inaction:

(a)           compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor;

(b)           release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof;

(c)           amend or modify in any manner and at any time (or from time to time) this Agreement or any of the Loan Documents; or

(d)           release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

9.7                No Election. Bank shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’s right to proceed in any other form of action or proceeding or against other parties unless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under this Agreement and the Loan Documents shall serve to diminish the liability of any Borrower under this Agreement and the Loan Documents to which Borrowers are a party except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

9.8                Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Bank are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to Debtor Relief Laws, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Bank shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Bank is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under Debtor Relief Laws) paid by Bank in connection therewith.

9.9                Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and Borrowings, Bank has agreed, in lieu of maintaining separate loan accounts on Bank’s books in the name of each of the Borrowers, that Bank may maintain a single loan account under the name of all Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to the Loan Documents. The Loan Account shall be credited with all repayments of Obligations received by Bank, on behalf of Borrowers, from any Borrower pursuant to the terms of the Loan Documents.

9.10             Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Bank shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Loans or any Borrowings, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Loans and all such Borrowings and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

9.11             Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers ("Administrative Borrower") which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Bank with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under the Loan Documents, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Loan Documents. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Bank to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Bank, and hold Bank harmless against, any and all liability, expense, loss or claim of damage, or injury, made against Bank by any Borrower or by any third Person whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided, (b) Bank’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by Bank hereunder or under the other Loan Documents, except that Borrowers will have no liability to Bank under this Section 9.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Bank.

* * *

[remainder of this page intentionally left blank]

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	WINC, INC., a Delaware corporation

	By:	/s/ Brian Smith
Name: Brian Smith
Title: President

7	BWSC, LLC, a California limited liability company

	By:	/s/ Brian Smith
Name: Brian Smith
Title: President

Credit Agreement

BANK:	PACIFIC MERCANTILE BANK, a California state-chartered commercial bank

	By:	/s/ George Burnett
Name: George Burnett
Title: Vice President

Credit Agreement

Annex 1
To
Credit Agreement

Definitions and Construction

1.1       Definitions. Initially capitalized terms used in this Agreement shall have the following meanings:

“Acceptable Letter of Credit” means a standby letter of credit, issued by a bank or financial institution acceptable to Bank in its Permitted Discretion, in form and substance satisfactory to Bank in its Permitted Discretion, in an amount equal to 105% of the Letter of Credit Usage, naming Bank as beneficiary to reimburse payments of drafts drawn under outstanding Letters of Credit.

“Account” and “Account Debtor” have the meanings given to such terms in the UCC.

“ACH Transactions” means the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system provided by a Bank Product Provider for the account of any Borrower.

“Administrative Borrower” has the meaning given to such term in Section 9.11.

“Affiliate” means, with respect to any Person, any other Person (i) that, directly or indirectly, controls, is controlled by or is under common control with such Person; (ii) that directly or indirectly beneficially owns or controls 5% or more of any class of Equity Interests of such Person; or (iii) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended or restated from time to time in accordance with its terms.

“Anti-Terrorism Laws" means all Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, including, without limitation, all laws, regulations and executive orders expressly referenced in Section 4.26.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, regulations issued by the Office of the Comptroller of the Currency, the Fair Labor Standards Act, and the Americans With Disabilities Act.

“Appraisal Fee” has the meaning given to such term in Section 5.2(c).

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

i

“Audit Fee” has the meaning given to such term in Section 5.2(b).

“Authorized Officer” means, with respect to each Borrower, any officer of such Borrower authorized by specific resolution of such Borrower to execute this Agreement and the Loan Documents, and to request Loans as set forth in such Borrower’s resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary), and with respect to any Guarantor, any officer of such Guarantor authorized by specific resolution of such Guarantor to execute the Loan Documents as set forth in such Guarantor’s resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary).

“Availability Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Bank may from time to time establish and adjust in reducing the Borrowing Base (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Bank in its Permitted Discretion, do or may affect (i) the Collateral or its value, (ii) the Assets, business or prospects of Borrowers, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Bank’s judgment in its Permitted Discretion that any collateral report or financial information furnished by or on behalf of Borrowers to Bank is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that Bank determines in its Permitted Discretion constitutes an Event of Default or Default. On the Closing Date Availability Reserves shall include a reserve to cover accounts payable aged over 90 days (which shall be released once Bank has received Collateral Access Agreements duly executed by the applicable third party logistics provider and otherwise in form and substance satisfactory to Bank).

“Bank” is defined in the Preamble.

“Bank Product” means the following financial accommodation extended to any Loan Party by a Bank Product Provider (other than pursuant to the Agreement): (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, and (g) Swaps.

“Bank Product Agreements” means those agreements entered into from time to time by any Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means Bank or any of its Affiliates.

“Bank Product Reserve” means a reserve against the Borrowing Base established by Bank from time to time in its Permitted Discretion in respect of Bank Product Obligations.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended and codified as 11 U.S.C. §§ 101 et seq. and any successor statute.

“Borrower” and “Borrowers” are defined in the Preamble.

“Borrowers’ Account” means Borrowers’ general deposit account number 41410698 maintained with Bank.

Credit Agreement

“Borrowing” means a borrowing of Revolving Loan from Bank pursuant to the terms and conditions hereof.

“Borrowing Base” means, as of the date of determination, the sum of (a) 85% of the Eligible Accounts, plus (b) the lesser of (i) 50% of the Eligible Inventory, or (ii) the Inventory Sublimit, minus (c) the Reserves; provided, however, Bank may reduce the advance rates, in its sole and absolute discretion, without declaring an Event of Default if it determines in its Permitted Discretion that there has occurred a Material Adverse Effect; provided, further, that Bank may also decrease or increase the advance rates, in its sole and absolute discretion, to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date.

“Borrowing Base Certificate” means Bank’s standard form of Borrowing Base Certificate.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Irvine, California, are authorized or required by law or executive order or decree to close.

“Capital Expenditures” means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than 1 year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

“Capital Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means the delivery of cash or an Acceptable Letter of Credit to Bank, as security for the payment of Obligations, in an amount equal to (a) with respect to the L/C Obligations, 105% of the L/C Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Bank Product Obligations), Bank’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. "Cash Collateralization" has a correlative meaning.

“Cash Dominion Event” means the occurrence of any of the following:

(a)       an Event of Default;

(b)       an Overadvance that remains uncured for 1 Business Day;

(c)       Net Availability is less than 40% of the Borrowing Base for a period of 30 days; or

(d)       any Material Adverse Effect with respect to the Collateral.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including ACH Transactions) and other cash management arrangements.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Credit Agreement

“Change of Control” means the time at which:

(a)           any Person (including a Person’s Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the direct or indirect Owners of Parent on the Closing Date) becomes the beneficial owner (as defined in Rule 13d 3 under the Securities Exchange Act of 1934) of a percentage of the Equity Interests of Parent equal to at least 20%; or

(b)           Parent shall cease to own 100% of the Equity Interests of each other Borrower;

(c)           there shall be consummated any consolidation or merger of any Loan Party pursuant to which such Loan Party’s Equity Interests would be converted into cash, securities or other property, other than a merger or consolidation of such Loan Party in which the holders of such Equity Interests immediately prior to the merger have the same proportionate ownership, directly or indirectly, of Equity Interests of the surviving Person immediately after the merger as they had immediately prior to such merger; or

(d)           all or substantially all of any Loan Party’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including any Affiliate or associate of any Loan Party) in one or a series of transactions.

“Closing Date” means the date when all of the conditions set forth in Section 3.1 have been fulfilled to the satisfaction of Bank and its counsel.

“Collateral” has the meaning given to such term in any Loan Document.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Bank.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).

“Commitment” means the Revolving Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means Bank’s standard form of Compliance Certificate in the form of Exhibit 5.3(c), to be delivered in accordance with Section 5.3(c).

Credit Agreement

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies. “Consolidating” has a correlative meaning.

“Control Account” means a blocked deposit account in each Borrower’s name maintained with Bank over which Borrowers have no right to withdraw funds.

“Corporate Loan Party” means each Loan Party other than any Loan Party who is an individual (collectively, “Corporate Loan Parties”).

“Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Attributable Indebtedness; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (other than trade payables which are not more than 90 days past due incurred in the ordinary course of business); (v) current liabilities in respect of unfunded vested benefits under any Pension Plan; (vi) contingent obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) Guarantees of Debt; (ix) indebtedness (excluding prepaid interest thereon) in accordance with GAAP that is secured by any Lien on any Asset of such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness has been assumed or is limited in recourse; (x) the net obligations under Swaps; and (xi) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interests, or any warrant, right or option to acquire Disqualified Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Debt of any Person for purposes of clause (ix) that is expressly made non-recourse or limited-recourse (limited solely to the Assets securing such Debt) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Bank in its Permitted Discretion with respect to the Accounts, by (b) Borrowers’ billings with respect to Accounts.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

Credit Agreement

“Disposition” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of Distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Revolving Loans Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distributions” means dividends or distributions of earnings made by a Person to its Owners.

“Documentary Letter of Credit Fee” has the meaning given to such term in Section 2.3(b).

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent organized under the laws of any state of the United States or the District of Columbia.

“ECP” means, with respect to any Swap Obligation, an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time this Agreement, or any Facility Guaranty of, or the grant of a security interest to secure, becomes effective with respect to such Swap Obligation.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of business, that arise out of such Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Eligible Accounts made by Borrowers to Bank in this Agreement and the Loan Documents; provided, however, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to the applicable Borrower. Eligible Accounts shall not include the following:

(a)           (i) Accounts that the Account Debtor has failed to pay within 90 days of invoice date or (ii) Accounts with selling terms of more than 60 days;

(b)           Accounts owed by an Account Debtor or any of its Affiliates where 20% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a)(ii) above;

Credit Agreement

(c)           Accounts with respect to which the Account Debtor or any of its Affiliates is an officer, director, shareholder, employee, Affiliate, or agent of Borrowers;

(d)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(e)           Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any State thereof, or the District of Columbia, or Canada or any Province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Bank and is directly drawable by Bank, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank;

(f)            Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Bank, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Bank’s satisfaction),

(g)           Accounts with respect to which the Account Debtor or any of its Affiliates is a creditor of the applicable Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such setoff, dispute or claim;

(h)           Accounts with respect to an Account Debtor and its Affiliates whose total obligations owing to Borrowers exceed 25% of all Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage;

(i)            Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which the applicable Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, or whose credit standing is unacceptable to Bank;

(j)            Accounts the collection of which Bank, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition;

(k)           Accounts not supported ay any electronic or written record;

(l)            Accounts which are in default or collection;

(m)          Accounts on C.O.D. terms;

(n)           Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(o)           Accounts that are not subject to a valid and perfected first priority Lien in favor of Bank;

Credit Agreement

(p)           bonded Accounts;

(q)           Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services;

(r)            Accounts evidenced by Chattel Paper or an Instrument (as such terms are defined in the Security Agreement) unless such Chattel Paper or Instrument has been duly assigned and delivered to Bank, in accordance with the terms of the Security Agreement; and

(s)           any other Accounts that Bank in its Permitted Discretion deems ineligible.

“Eligible Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of a Borrower’s business and raw materials used or consumed by a Borrower in the ordinary course of business in the manufacture or production of other Inventory that complies with each of the representations and warranties respecting Eligible Inventory made by Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Bank in Bank’s sole and absolute discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)           it is not located in the United States;

(b)           the applicable Borrower does not have good, valid, and marketable title thereto;

(c)           it is not located at one of Borrowers’ locations set forth on Schedule 1E (or in-transit between any such locations);

(d)           it is located on real property leased by the applicable Borrower or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement duly executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) a Rent Reserve has been established;

(e)           it is not subject to a valid and perfected first priority Lien in favor of Bank;

(f)            it consists of goods returned or rejected by the applicable Borrower’s customers;

(g)           it consists of Slow Moving Inventory or goods that are obsolete, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the applicable Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(h)           it is subject to third party Intellectual Property, licensing or other proprietary rights, unless Bank has received a Licensor Consent covering such Inventory, duly executed by the Licensor thereof, providing, to Bank's satisfaction, that such Inventory can be freely sold by Bank on and after the occurrence of an Event of a Default despite such third party rights; or

(i)            it is otherwise any Inventory that Bank in its Permitted Discretion deems ineligible.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

Credit Agreement

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” has the meaning given to such term in the UCC.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Loan Party.

“Event of Default” has the meaning set forth in Section 7.1.

Credit Agreement

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement (or the Facility Guaranty of such Loan Party of), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Facility Guaranty thereof, including pursuant to this Agreement) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which this Agreement or such Facility Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Loan or Commitment, or (ii) Bank changes its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses” means (i) all reasonable, documented out of pocket expenses incurred by Bank and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Bank, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out of pocket expenses incurred by Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out of pocket expenses incurred by Bank (including the fees, charges and disbursements of any counsel for Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under Section 8.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments net of any taxes paid or payable in connection with such receipt and any cash expense relating to the collection of such Extraordinary Receipts.

“Facility Guaranties” and “Facility Guaranty” means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Bank.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Fees” means the Revolving Credit Commitment Fee, the Late Payment Fee, the Standby Letter of Credit Fees, the Documentary Letter of Credit Fees, the Audit Fees, and the Appraisal Fees.

“Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of monthly and quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

Credit Agreement

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Year” means the 12-Fiscal Month period of Borrowers ending December 31 of each year. Subsequent changes of the Fiscal Year of Borrowers shall not change the term “Fiscal Year” unless Bank shall consent in writing to such change.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrowers and their Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governing Documents” means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor(s)” means, individually or collectively as the context requires, all Domestic Subsidiaries and every other Person who now or hereafter executes a Facility Guaranty in favor of Bank with respect to the Obligations, including without limitation, the Swap Obligations under the Swap Documents, but excluding all Excluded Swap Obligations.

Credit Agreement

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indemnitee” has the meaning given to such term in Section 8.3(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of Debtor Relief Laws, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means each certain Intellectual Property Security Agreement now or hereafter entered into by Borrower, or an Owner of Borrower, as the case may be, on the one hand, and Bank, on the other hand.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of even date herewith, among Corporate Loan Parties and Bank.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, among Borrowers, Mezzanine Lender, and Bank.

“Interest Payment Date” means the 1st day of each and every month, and the Revolving Loans Maturity Date.

“Inventory” has the meaning given to such term in the UCC.

Credit Agreement

“Inventory Reserves” means a reserve in an amount equal to 50% of outstanding gift cards, and such other reserves as may be established from time to time by Bank in its Permitted Discretion, with respect to the determination of the salability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that Bank determines in its Permitted Discretion, will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in Bank’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)       Obsolescence;

(b)       Seasonality;

(c)       Shrink;

(d)       Imbalance;

(e)       Change in Inventory character;

(f)       Change in Inventory composition;

(g)       Change in Inventory mix;

(h)       Mark-downs (both permanent and point of sale);

(i)       Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)       Out-of-date and/or expired Inventory.

“Inventory Sublimit” has the meaning given to such term in Section 1.1 of the Summary of Credit Terms.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, Guarantees, advances, capital contributions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or acquisition of any Equity Interests, or any obligations or other securities of, any Person, including the establishment or creation of a Subsidiary.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“ISP” means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.

“Knowledge” has the meaning given to such term in Section 8.9.

“Late Payment Fee” has the meaning given to such term in Section 1.14(c).

“L/C Obligations” means the sum (without duplication) of (a) all Reimbursement Obligations; and (b) the Letter of Credit Usage.

Credit Agreement

“Letter(s) of Credit” means any standby or documentary letter(s) of credit issued by Bank, pursuant to Section 2.1(a).

“Letter of Credit Application” means Bank’s standard form of Letter of Credit Application.

“Letter of Credit Sublimit” has the meaning given to such term in Section 2.1(a) of the Summary of Credit Terms.

“Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

“Licensor” means an owner of certain Intellectual Property that licenses all or any portion of such Intellectual Property to a Borrower.

“Licensor Consent” means an agreement between a Licensor and Bank in form and substance reasonably satisfactory to Bank and pursuant to which, among other things, the Licensor grants to Bank a limited license to exercise all rights that the applicable Borrower could exercise under its license agreement with the Licensor assuming there exists no defaults under such license agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Liquidity” means, as of the date of determination, the sum of Qualified Cash plus Net Availability.

“Loan Document(s)” means this Agreement and each of the following documents, instruments, and agreements individually or collectively, as the context requires:

(a)           the Security Agreement;

(b)           the Facility Guaranties;

(c)           the Intellectual Property Security Agreements;

(d)           the Intercreditor Agreement;

(e)           the Licensor Consents;

(f)            the Intercompany Subordination Agreement;

(g)           the Subordination Agreements;

(h)           the Collateral Access Agreements;

(i)            the Letter of Credit Applications;

(j)            all Bank Product Agreements (other than any Bank Product Agreement providing for a Swap); and

(k)           such other documents, instruments, and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.

Credit Agreement

“Loan Parties” means individually and collectively, Borrowers and Guarantors (each a “Loan Party”).

“Loans” means the Revolving Loans (each, a “Loan”).

“Loan Year” means each 365 day period (or 366 day period in the case of any period that includes February 29) commencing on the Closing Date and each anniversary thereof.

“Lockbox” means “Lockbox” as such term (or similar term) is defined in the lockbox or similar agreements between Borrower and Bank.

“Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), results of operations, or prospects of any Loan Party; (ii) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of the Loan Documents, or the rights or remedies of Bank hereunder and thereunder, (iv) the value of the Collateral, or (v) the priority of Bank’s Liens with respect to the Collateral.

“Material Contract” means, with respect to any Person, any contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Mezzanine Lender” means Multiplier Capital II, LP, a Delaware limited partnership.

“Mezzanine Loan Agreement” means that certain Loan and Security Agreement, dated as of even date herewith, between Borrowers and Mezzanine Lender, as the same may be amended or restated from time to time.

“Mezzanine Loan Documents” has the meaning of “Loan Documents” in the Mezzanine Loan Agreement.

“Mezzanine Obligations” has the meaning of “Obligations” in the Mezzanine Loan Agreement.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Availability” means, as of the date of determination, the difference of (a) the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment, minus (b) the sum of (i) the aggregate outstanding Revolving Loans, plus (ii) the Letter of Credit Usage.

Credit Agreement

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means (i) any and all obligations of Borrowers (or any of them) to Bank with respect to the Loans, including without limitation all principal, interest, and other amounts, costs and Fees and Expenses payable under this Agreement and the Loan Documents; excluding, however, all Excluded Swap Obligations; (ii) any and all obligations of Borrowers (or any of them) to any Bank Product Provider arising under or in connection with any transaction now existing or hereafter entered into between Borrowers (or any of them) and such Bank Product Provider which is a Swap; excluding, however, all Excluded Swap Obligations; and (iii) all other indebtedness, liabilities, and obligations of Borrowers (or any of them) owing to Bank, and/or the Bank Product Providers, and to their successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 1.4(b) and including any interest that, but for the provisions of Debtor Relief Laws, would have accrued during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of Debtor Relief Laws, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement, the Loan Documents, and/or the Bank Product Agreements; excluding, however, all Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Credit Agreement

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” has the meaning set forth in Section 1.1(c).

“Owner” means, with respect to any Person, any other Person owning Equity Interests of such Person.

“Parent” is defined in the Preamble.

“Participant” has the meaning set forth in Section 8.5(d).

“Participant Register” has the meaning set forth in Section 8.5(d).

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Permitted Debt” means:

(a)            Debt owing to Bank in accordance with the terms of the Loan Documents;

(b)            Capital Lease Obligations and other Debt secured by Purchase Money Liens so long as the aggregate outstanding principal amount of such Debt for all Corporate Loan Parties does not exceed $100,000 at any time;

(c)           Mezzanine Obligations in an amount not to exceed the Maximum Subordinate Debt Amount (as defined in the Intercreditor Agreement);

(d)           Subordinate Debt;

(e)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt (b) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be;

(f)           unsecured Debt to trade creditors incurred in the ordinary course of business;

(g)           Debt by and among Loan Parties, subject to the Intercompany Subordination Agreement;

(h)           unsecured credit card Debt in an aggregate amount outstanding not to exceed $300,000; and

(i)        other unsecured Debt in an aggregate amount outstanding not to exceed $100,000.

Credit Agreement

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.

“Permitted Dispositions” means:

(a)           Dispositions in the ordinary course of business of equipment that is substantially worn, damaged, obsolete, surplus, or no longer useful; and

(b)           sales of inventory to buyers in the ordinary course of business.

“Permitted Investments” means Investments in cash and cash equivalents maintained in accordance with Section 5.11.

“Permitted Liens” means:

(a)          Liens in favor of Bank in accordance with the Loan Documents;

(b)           Purchase Money Liens securing Debt described in clause (b) of the definition of “Permitted Debt” above;

(c)           Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

(d)           statutory Liens, such as inchoate mechanics’, inchoate materialmen’s, landlord’s, warehousemen’s, and carriers’ liens, and other similar liens, other than those described in clause (a) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; and

(e)            Liens securing Mezzanine Obligations, subject to the terms of the Intercreditor Agreement.

“Permitted Restricted Payments” means (a) payments on the Mezzanine Obligations to the extent permitted by the Intercreditor Agreement. and (b) payments to Atticus Publishing, LLC, a California limited liability company, pursuant to that certain Collaboration Agreement, dated as of February 1, 2019, in connection with the transactions contemplated thereby.1

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

1 Is this a Restricted Payment?

Credit Agreement

“Pledged Company” means BWSC and any other Subsidiary the Equity Interests of which has been pledged to Bank to secure the Obligations pursuant to the terms and conditions hereof or any Loan Document.

“Prime Lending Rate” with respect to the Revolving Loans, has the meaning given to such term in Section 1.4(a)(i) of the Summary of Credit Terms.

“Prime Rate” means that variable interest rate which is subject to change from time to time based upon changes in the independent index which is the Prime Rate as published in the Money Rates Section of the Western Edition of the Wall Street Journal (the “Index”). The Index is not necessarily the lowest rate charged by Bank on its commercial loans. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrowers. Bank will advise Borrowers of the current Index rate upon request. Interest changes shall not occur more often than daily. Adjustment shall become effective the next Business Day after publication or announcement of the Index change. Borrowers understand that Bank may make loans based upon other rates and indexes as well.

“Prohibited Transaction” means a transaction described in Section 4975(c) of the IRC that is not exempt from the tax imposed by Section 4975(a) of the IRC under Section 4975(d) of the IRC.

“Protective Advances” has the meaning given to such term in Section 1.12.

“Purchase Money Lien” means a Lien on any item of equipment of Borrowers securing a purchase-money obligation; provided that (i) such Lien attaches only to that item of equipment, and (ii) the purchase-money obligation secured by such item of equipment does not exceed 100% of the purchase price of such item of equipment.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash of Borrowers that is held in a deposit account at Bank.

“Recipient” means (a) Bank and (b) any assignee of Bank, as applicable.

“Register” has the meaning set forth in Section 8.5(f).

“Reimbursement Obligations” means the obligations of Borrowers to reimburse Bank pursuant to Section 2.4 amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Rent Reserve” means a reserve for rent at leased locations subject to landlords liens, past due rent, and up to three months future rent that would be payable to a landlord that has not executed and delivered a Collateral Access Agreement,. established by Bank in its Permitted Discretion.

Credit Agreement

“Reserves” means the Availability Reserve, the Bank Product Reserve, the Dilution Reserve, the Inventory Reserves, and the Rent Reserve. Bank shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

“Restricted Payment” means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinate Debt or Mezzanine Obligations, (b) any Distribution on account of any Equity Interests of any Loan Party, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value of any Equity Interests of any Loan Party now or hereafter outstanding, (d) any distribution of Assets to any Owners of any Loan Party, whether in cash, Assets, or in obligations of such Loan Party, (e) any allocation or other set apart of any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any Equity Interests of any Loan Party, or (f) any other distribution by reduction of capital or otherwise in respect of any Equity Interests of any Loan Party.

“Revolving Credit Commitment” has the meaning given to such term in Section 1.1 of the Summary of Credit Terms.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 1.14(a).

“Revolving Loans” has the meaning given to such term in Section 1.1.

“Revolving Loans Daily Balances” means the amount determined by taking the amount of the obligations owed under the Revolving Loans at the beginning of a given day, adding any new Revolving Loans advanced or incurred on such date, and subtracting any payments or collections on the Revolving Loans which are deemed to be paid on that date under the provisions of this Agreement.

“Revolving Loans Maturity Date” has the meaning given to such term in Section 1.1 of the Summary of Credit Terms.

“Sanctioned Country” has the meaning set forth in Section 4.26.

“Sanctioned Person” has the meaning set forth in Section 4.26.

“Sanctions Program” has the meaning set forth in Section 4.26.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, among Corporate Loan Parties and Bank.

“Slow Moving Inventory” means Inventory of a Borrower that is (a) held for sale in the ordinary course of such Borrower’s business and (b) remains unsold in such Borrower’s stock for greater than 12 months.

“Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

Credit Agreement

“Standby Letter of Credit Fee” has the meaning given to such term in the Section 2.3(a).

“Subordinate Debt” means any other Debt that is subordinated to the Obligations pursuant to a Subordination Agreement in form and substance satisfactory to Bank.

“Subordination Agreement” means any subordination agreement accepted by Bank from time to time in its sole discretion.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which such Person or one or more Subsidiaries of such Person at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Summary of Credit Terms” means the Summary of Credit Terms at the head of this Agreement.

“Swap” means and includes any transaction now existing or hereafter entered into between any Borrower and a Bank Product Provider which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including without limitation the interest rate swap transaction entered into pursuant to the Swap Documents.

“Swap Documents” means and includes the ISDA Master Agreement and Schedule thereto between any Borrower and Bank, and all Confirmations (as such term is defined in such ISDA Master Agreement) between any Borrower and Bank executed in connection with any Swaps.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, with respect to any Swap, at any time, after taking into account the effect of any legally enforceable netting or master agreement relating to such Swap and the effect of all Swaps outstanding under such netting or master agreement, (a) for any date on or after the date that such Swaps have been closed out pursuant to an early termination date, the net close-out, settlement or termination value derived thereby, and (b) for any other date, the net close-out, settlement or termination value that would be determined as of such date under the relevant netting or master agreement, if any, as if such Swaps were subject to early termination due to default of any Borrower or its Affiliates.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Credit Agreement

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee” has the meaning set forth in Section 8.5(e).

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and Bank.

1.2        Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3        UCC Terms. Any and all terms used in this Agreement or in any Loan Document which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein or in such Loan Document.

1.4        Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.5        Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.6        Annexes, Exhibits and Schedules. All of the annexes, exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

Credit Agreement

1.7       No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.8       Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

Credit Agreement